NEWS RELEASE

Contact:	Curt Lindeman, General Counsel
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

COURT CONFIRMS U.S. CONCRETE’S PLAN OF REORGANIZATION

•	Emergence from chapter 11 expected by the end of August 2010
•	Votes yield overwhelming support from creditors and equity holders

HOUSTON, TX – July 30, 2010 – U.S. Concrete, Inc. (OTCQB: RMIXQ.PK) today announced that the U.S. Bankruptcy Court granted the Company’s request to confirm its Plan of Reorganization, paving the way for the Company’s emergence from chapter 11 proceedings.  The voting reflected overwhelming support for the Plan, with over 99% of creditors and over 85% of shareholders who submitted ballots, voting to approve the Plan.

“Today’s ruling represents a significant milestone in our restructuring process.  We are very pleased with the clear and convincing support provided by our creditors and shareholders,” said Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete. “We would not have been able to have our plan confirmed in such an expedited manner without the incredible effort and commitment of our team of employees and advisors, and the continued support of our customers, vendors and banks.  With a healthier balance sheet, we can renew our focus on managing our business and servicing our customers.”

As previously announced, the Company’s Plan provides for the conversion of approximately $285 million of principal amount of 8.375% Senior Subordinated Notes due 2014 (the “Existing Notes”) into equity of the reorganized company.  Trade creditors are currently being paid in full in the ordinary course and are unaffected by the restructuring.  The Company currently expects to emerge from chapter 11 by the end of August, 2010.

Information about the restructuring is available at the Company’s website, www.us-concrete.com or via the Company’s restructuring line at (888) 369-8931.

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to: the completion of the Company's restructuring including the outcome and impact on our business of the proceedings under Chapter 11 of the Bankruptcy Code, the ability of the Company to satisfy closing conditions under the agreements-in-principle and the plan of reorganization and related documents, satisfaction of the terms and conditions to the receipt of the Company's exit financing, the timing of the Company's emergence from Chapter 11 proceedings and the continued support of our customers, vendors and banks.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry, the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the three months ended March 31, 2010.

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